Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-2 of our report dated March 2, 2022, relating to the consolidated financial statements of BlackRock Capital Investment Corporation and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 10, 2022